Exhibit 10.32

	Harold McGraw III	1221 Avenue of the Americas
The McGraw-Hill Companies	Chairman, President and Chief Executive Officer	New York, NY 10020-1095 212 512 6205 Tel 212 512 4502 Fax hmcgraw@mcgraw-hill.com

December 9, 2011

Mr. John F. Callahan, Jr.

50 Oenoke Lane

New Canaan, CT 06840

Dear Jack:

As you know, on December 6, 2011, the Compensation and Leadership Development Committee of the Board of Directors approved an amendment to the bridge-payment provisions in The McGraw-Hill Companies, Inc.’s (the “Company”) offer letter to you of November 2, 2010. Prior to amendment, the offer letter contemplated that you would be eligible to receive a cash payment from the Company on each of March 15, 2012 and March 15, 2013, in the amount of $400,000, subject to certain conditions set forth therein. The amendment eliminates the two cash bridge payments contemplated by the offer letter and replaces the bridge payments with a one-time grant of 19,098 cash-based restricted stock units (the “RSUs”) on the terms set forth on the attached agreement. Each RSU entitles you to a cash payment equal to the value of a share of the Company’s common stock on the settlement date. The vesting payment terms applicable to the eliminated bridge payments apply to the RSUs, such that the cash-based RSUs for you will generally vest and settle in two equal installments, on March 15, 2012 and March 15, 2013, respectively, subject to your continued employment with the Company through the applicable vesting date.

If you are in agreement with this amendment, kindly sign below and return a copy of this letter to me at your earliest convenience.

Sincerely,

Agreed:

/s/ Jack F. Callahan, Jr.
Jack F. Callahan, Jr. Date:

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT made as of the 8th day of December, 2011 by and between The McGraw-Hill Companies, Inc., a New York corporation (the “Company” or “The McGraw-Hill Companies”), and John F. Callahan, Jr. (the “Employee”).

WHEREAS, the Board of Directors of the Company has designated the Compensation Committee of the Board (the “Committee”) to administer the 2002 Stock Incentive Plan (the “Plan”);

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan;

WHEREAS, the management of the Company, subject to the approval of the Committee, has determined that the Employee should be granted a Restricted Stock Unit Award under the Plan for the number of shares of Common Stock $1.00 par value, of the Company (“Unit”) as specified below;

WHEREAS, the Employee is accepting the Restricted Stock Unit Award subject to the terms and conditions set forth below:

1. Grant of Award: The grant of this Restricted Stock Unit Award (the “Award”) is subject to the terms and conditions hereinafter set forth with respect to 19,098 units covered by this Award. Payment will be made in cash based on the Fair Market Value on the vesting date for the number of Units vested hereunder, with each Unit corresponding to one share of Stock, together with an amount in cash equal to the value of the Dividend Equivalents on such shares.

2. Restrictions. The restrictions on the Units covered by this Award shall lapse and such units shall vest in accordance with the following table (“Installments”) following completion of the mandatory restriction period specified for each Installment in the following table (the “Restriction Period”), provided that, for any given Installment, the Employee remains an employee of the Company during the entire Restriction Period relating to such Installment.

Installment	Restriction Period For Installment	Date Installment Vests and Restrictions Lapse
50%	3/14/2012	3/15/2012
50%	3/14/2013	3/15/2013

3. Distribution Following Maturity Date of Award. If the Employee remains an employee of the Company during the entire Restriction Period relating to any given Installment of the Award, the restricted units covered by such Installment shall become unrestricted and fully vested, converted into cash based on the Fair Market Value on the vesting date and shall be delivered to the Employee. Before the payments are delivered to the Employee, the Company must withhold Social Security, Federal income tax, and (where applicable) state and local income taxes as well.

4. Termination of Employment During Restriction Period. Except as provided under Section 5 hereof in the event of a Change in Control, if the Employee’s employment with the Company is terminated for a) termination with Cause or b) resignation from employment by the employee (other than pursuant to an adverse change in conditions of employment as defined in the Senior Executive Severance Plan (“adverse change in employment”)) prior to the end of the Restriction Period for any given Installment of the Award, the Employee shall forfeit the right to the Unit covered by such Installment, unless the Committee, in its sole discretion, may otherwise determine. If the Employee’s employment with the Company is terminated for death, disability or involuntary termination of employment (other than Cause) or adverse change in employment, prior to the end of the Restriction Period for any given Installment of the Award, the award will fully vest and be paid in cash to the Employee or his estate, as the case may be.

5. Change in Control. In the event of a Change in Control, as that term is defined under Section 11 of the Plan, prior to the end of the Restriction Period for any given Installment of the Award the Units will become fully vested and converted to cash upon the consummation of the Change in Control. Any such cash payment to Employee shall be made on the earlier of (i) termination of Employee’s employment (other than for Cause or resignation) or termination by the Employee due to an adverse change in employment, and (ii) the expiration of the applicable Restriction Period.

6. Voting and Dividend Rights. Prior to the payments covered by this Award, the Employee shall not have the right to vote or to receive any dividends with respect to such shares. Notwithstanding the foregoing, dividend equivalents will be earned during the restriction periods and will be paid in cash to the Employee upon the vesting of each Installment.

7. Transfer Restrictions. This Award is nontransferable, and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

8. Non-Solicitation. (a) In consideration for receiving this award, if for any reason the Employee resigns from or voluntarily leaves the Company or the Company terminates the Employee’s employment for Cause, during or up to one year after any Restriction Period (the date of any such event referred to as the “Termination Date”), the Employee agrees as follows:

(i)	Because the Employee’s solicitation of employees of The McGraw-Hill Companies under certain circumstances would necessarily involve the use or disclosure of Confidential Information, the Employee shall not, either directly or indirectly, for a period of one year after the Termination Date, recruit or solicit or participate or assist in the recruitment or solicitation of any person who at the time of the Termination Date is an employee of The McGraw-Hill Companies and who is employed in an executive, management, financial, sales, analytical, editorial, or administrative position (“The McGraw-Hill Companies Employee”), to become an employee of or independent consultant to a competitor of The McGraw-Hill Companies;

(ii)	To further ensure the non-disclosure or use of Confidential Information, notwithstanding any provision hereof to the contrary, the Employee shall notify any new employer of the above-stated restrictions by letter, with a copy to the Chairman and CEO of The McGraw-Hill Companies, before accepting employment therewith. The Employee acknowledges and agrees that The McGraw-Hill Companies may notify any new employer of the Employee of these provisions if The McGraw-Hill Companies does not receive the letter described in the preceding sentence after learning of the Employee’s employment or if it reasonably believes that the Employee has not complied with the terms hereof, after ten (10) days notice to the Employee.

For purposes of the foregoing section, the term “Confidential Information” shall mean the names, addresses, requirements, compensation, prices being charged or any other confidential information concerning or relating to any of the former or existing employees, customers, or advertisers of The McGraw-Hill Companies or any secret, proprietary or confidential information concerning or relating to the business of The McGraw-Hill Companies.

(b) The Employee agrees that nothing in this Section 8 restricts or limits in any way the provisions of or The McGraw-Hill Companies rights under Section 4 hereof.

(c) The Employee agrees that in the event of violation of this Section 8, to the extent that the Employee may have received payment of any award hereunder during the one-year period prior to the Termination Date, the Employee shall return the payments here under to the Company.

(d) In the event the provisions of this Section 8 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable laws, then such provisions shall be deemed amended to permit the maximum restrictions permitted by applicable laws.

9. Miscellaneous. The terms of this Award document (a) shall be binding upon and inure to the benefit of any successor to the Company, (b) shall be governed by the laws of the State of New York, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Chief Executive Officer of The McGraw-Hill Companies, Inc., which directly refers to this Agreement. No other modifications to the terms of this Award document are valid under any circumstances. No contract or right of employment shall be implied by this Award document. If this Award is assumed or a new award is substituted therefore in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.

10. Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and it shall be interpreted and construed in accordance with this intent.

11. Incorporation of Plan Provisions. This Award is made pursuant to the Plan and the provisions of said Plan shall apply, except where otherwise specifically noted herein, as if the same were fully set forth herein.

EMPLOYEE	THE McGRAW-HILL COMPANIES, INC.

/s/ John F. Callahan, Jr.	/s/ Harold McGraw III
John F. Callahan, Jr.	Harold McGraw III Chairman, President & CEO

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